Exhibit 10.4

TRUST, LAND PURCHASE AND RIGHT OF FIRST REFUSAL TO PURCHASE AGREEMENT

Between us,

ZONA FRANCA COYOL, SOCIEDAD ANÓNIMA (“CFZ”), corporate identification number 3- 101- 420512, domiciled in Escazú, one hundred meters South of the Multiplaza Shopping Center, Terraforte Building, duly represented by ANDRE GARNIER KRUSE, of age, married, a businessman, resident of San José, bearer of identity card number X-XXX-XXXX; and JORGE MONGE AGÜERO, of age, married, engineer, resident of Freses, Curridabat, from Pops 25 meters East, 300 north 50 east and 50 north, bearer of identity card number X-XXX-XXXX, in their capacity acting together, duly authorized under a Full Power of Attorney with no restrictions as to the amounts involved, as shown in the certificate attached hereto as Exhibit A a);

VOLCARICA, SOCIEDAD DE RESPONSABILIDAD LIMITADA (“VOLCANO”), corporate identification number
3- 102- 515567, domiciled in San José, Santa Ana, Forum Business Center, Building C, Office One C One, duly represented by John Dahldorf, of legal age, married, CFO, resident of Carlsbad, California, U.S.A, personal identity card number XXX-XX-XXXX, in his capacity as Manager, duly authorized under a Full Power of Attorney with no restrictions as to the amounts involved, as shown in the certificate attached hereto as Exhibit A b);

BANCO IMPROSA, SOCIEDAD ANÓNIMA (“Trustee”), corporate identification number 3- 101- 79006, domiciled in San José, duly represented by JORGE CALVO ZELEDÓN, of age, married, business administrator, resident of San José, personal identity card number X-XXX-XXXX, duly authorized under a Full Power of Attorney with no restrictions as to the amounts involved, as shown in the certificate attached hereto as Exhibit A c);

CFZ, VOLCANO and Trustee shall be hereinafter referred to collectively for purposes of this deed (the “Agreement”) as the “Parties”.

WHEREAS

A.	CFZ is the sole, lawful and exclusive owner of the real estate properties described below (hereinafter individually each the “Property” and jointly the “Properties”), (as described in Exhibit B), located in the Province of Alajuela with a total surface area of 57728,88 m2, registered with the Section of Condominium Property of the Costa Rican Public Registry under the registration numbers 1) 2- 68528-F- 000, 2) 2- 68529-F- 000, 3) 2- 68530-F- 000, 4) 2- 68532-F- 000, 5) 2- 68533-F- 000, and 6) 2- 68534-F- 000, and within the Coyol Free Zone and Industrial Park (the “Park”) also known as “Condominio Horizontal Industrial Comercial con fincas filiales primarias individualizadas (FFPI) Zona Franca Coyol” (the “Condominium”).

B.	The Condominium shall be restructured in its entirety, and therefore the Properties shall be modified as disclosed to VOLCANO.

C.	VOLCANO is interested in establishing a manufacturing facility (the “Facility”) at the Park, and therefore VOLCANO desires to purchase a portion of the Properties for such Facility, and to maintain a right of first refusal to purchase the remaining portion for expansion purposes, and CFZ has agreed.

D.	VOLCANO also desires to contract construction services from CFZ for the construction of the Facility in its entirety.

Now therefore in consideration of the mutual considerations and promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties have agreed to execute this trust, land purchase, and right of first refusal to purchase agreement (hereinafter referred to as the “Agreement”).

I. UNDERSTANDINGS: The following is a clear understanding between the Parties concerning the Properties:

A.	Facility. VOLCANO is interested in establishing the Facility at the Condominium, where CFZ currently operates as developer and manager of the Park and also acts as owner of the Properties and other parcels.

B.	Purchase of Properties and Facility Construction Services. The following is a clear understanding between the Parties concerning the Properties, according to which CFZ and VOLCANO have agreed to modify the Properties, and sell a portion of the resulting Properties to VOLCANO (Parcel One as defined below), and provide VOLCANO a right of first refusal to purchase the remainder of the Properties (Parcel Two as defined below). Furthermore, and VOLCANO has also required from CFZ certain construction services pursuant to the Cold Shell Construction Contract entered into by CFZ and VOLCANO on this same date (the “Construction Contract”) and the Design, Architecture & Engineering and Construction Management Agreement to be entered into by CFZ and VOLCANO (the “Construction Management Agreement”), for the construction of a facility on Parcel One, the Parcel Two Construction Contract and Construction Management Contract will be executed simultaneously and the latest 90 days after VOLCANO informed CFZ it will purchase Phase Two Lot or within the right of first refusal period as long as a mutual agreement has been reached to sign the both agreements, individually the facility and collectively the “Facilities” (collectively the “Definitive Agreements”, Exhibit C to this Agreement).

C.

This Agreement as the Land PSA. This Agreement is the Land Purchase and Sale Agreement (PSA) for Parcel One required as part of the Definite Agreements. As such, VOLCANO promises to buy and CFZ promises to sell Parcel One, subject to the terms and conditions herein outlined. This Agreement shall be complemented by the subsequent purchase and sale agreement to be executed upon transfer of the Properties (and/or resulting Parcels, as defined herein) to VOLCANO or to CFZ, as the case may be, all of which shall be collectively referred to as the Land PSA in its final form. The other remaining contracts and agreements included in the Definitive Agreements shall be executed by the Parties, as necessary and as the terms and conditions previously fixed in this Agreement are developed, in order to make the proposed transaction binding on the Parties, as appropriate.

III. PHASES OF THE PROJECT.

A.	Description of the Phases. The Project shall be implemented in two phases, of which:

a.	Phase One shall take place immediately upon transfer of the Properties into the Trust, giving rise to the obligation to reunite the Properties and segregate the resulting Property in two parcels, Parcel One (Lot area: 25,308 sq. m. (272,415 sq. ft.) as shown in Exhibit F(a) and Parcel Two (Lot area: 32,421 sq. m. (348,980 sq. ft.) as shown in Exhibit F(b), as it is provided and described in Section VI of this Agreement and following the instructions that CFZ and VOLCANO shall determine for the Trustee to that effect.

Parties understand that the Condominium will be restructured in its entirety, as per the plan attached hereto as Exhibit G, and its required modifications, and therefore current Properties will be modified. Therefore, Parties shall instruct Trustee to grant a letter of special power of attorney to CFZ, in order for CFZ to attend any Condominium owners meeting in representation of Trustee, in order to vote in favor of such modification, if required.

In this regard, by their agreement, VOLCANO and CFZ may instruct Trustee to grant any letters of special power of attorney so that CFZ may process, as necessary, any construction permits and proceed with any construction works pursuant to the Phases so provided in this Agreement. CFZ and VOLCANO hereby expressly exempt Trustee from any defects or problems in construction, as well as any contingencies deriving thereof, such as, but not limited to, worker’s risks insurance, social security contributions, construction permits, environmental permits or employment severance indemnities. CFZ and VOLCANO expressly exempt Trustee of any liability for future claims that may arise and that CFZ and VOLCANO shall be responsible of any eventuality with respect to the Trustee, provided such claim is not due to Trustee´s fault. Consequently, upon execution of this Agreement, the parties hereby grant their authorization to proceed with the Construction Contract, the Construction Services Agreement and the actual construction by CFZ of Parcel One building planned, described and provided for in such documents. In addition to that, once Parcel One has been segregated it shall be transferred to VOLCANO, as provided in Section IV.(H) of this Agreement;

b. Phase Two, starting on this date, and once the Properties have been subdivided and Parcel One and Parcel Two, have been registered, as it is provided and described in Section IV of this Agreement and following the instructions that CFZ and VOLCANO shall determine for the Trustee to that effect, the Parcel Two shall be transferred by Trustee back to CFZ, and VOLCANO shall have a right of first refusal to purchase and/or lease such Parcels, as per the corresponding third party offer.

B.	VOLCANO’s Right of First Refusal to Purchase Implications. CFZ grants VOLCANO the Right of First Refusal (RFR) for a period of 5 years as of this date to purchase or lease Parcel Two or its modifications, in accordance to layout attached hereto, with a current area of thirty two thousand four hundred and twenty one (32,421) square meters (approximately 348,980 square feet) including a cold shell manufacturing building of fifteen thousand nine hundred and eighty nine square meters (15,989) square meters, or its modifications. The closing and purchase price will be set at a value not to exceed $3,902,357 for the land and not to exceed $12,856,381 for the building, (price to be duly indexed accordingly to the Building Construction Index as quoted by Cámara Costarricense de la Construccion and the Exchange rate index from as quoted by the Costa Rican Central Bank) at moment of execution. During this period, if CFZ receives a bona-fide offer to purchase or lease Parcel Two, CFZ must inform VOLCANO of such offer including lot price, lot area and construction price and VOLCANO shall have thirty (30) calendar days in which to provide a RFR Response Notice to CFZ indicating if it wants to exercise its first right and match the offer or accept the RFR terms provided above, and shall execute the Definitive Agreements. VOLCANO shall comply with the conditions precedent and make payments detailed in the following paragraph within ninety (90) days as of the date of the delivery of such notice:

i.	Payment to CFZ of the corresponding Purchase Price, as provided in Section VII below;

ii.	Simultaneous execution of the corresponding construction contract and construction services agreement for such Phase, using the same terms and conditions of the Construction Contract, and the Construction Services Agreement for Phase One, and as per Section VII below;

iii.	VOLCANO being a beneficiary of the Free Trade Zone regime, as provided in Section IV.(H) of this Agreement; and,

iv.	Transfer free and clear title to VOLCANO of the corresponding Parcel, at VOLCANO’s cost.

Failure to respond shall be deemed a rejection to purchase by VOLCANO, and CFZ shall be able to sell or lease Parcel Two, to such third party.

III. ESTABLISHMENT OF TRUST AND TRANSFER OF PROPERTIES TO TRUSTEE. CFZ transfers on this same date the Properties and a Promissory Note (pagaré) in an amount equal to the sum of Phase One Lot Purchase Price (US$3,046,200), executed in favor of VOLCANO by CFZ and personally guaranteed by Andre Garnier and Alvaro Carballo (Guarantee) as entrusted Properties into the Trust under the name of the Trustee (the “Entrusted Properties”), in the amount of one thousand colones. Transfer is made free and clear of any encumbrances, liens or easements for construction or operation of VOLCANO, except for the easement, at the Public Registry as follows: book 285, entry 09370, consecutive number 01, sequence 002, subsequence 001 that does not affect the construction or operation of VOLCANO, besides from said encumbrance the Properties are free of all other encumbrances, including but not limited to mortgages, annotations and restrictions, and condominium-related or otherwise, pursuant the Construction Contract and Construction Services Agreement. COYOL guarantees the Shell can be constructed as as per the Construction Contract and Construction Services Agreement with the required setback/drawback and density restrictions applicable pursuant to Costa Rican law. The Properties are transferred being current as to payment of municipal fees, municipal licenses (patentes) and Properties taxes, condominium dues, maintenance fees and any applicable contributions, and subject only to the following: (a) routine covenants and restrictions of the free trade zone industrial parks and condominiums, as applicable to CFZ, and set forth in the following documents: (i) PROCOMER´s Executive Resolution number 252-2996, of the 6th, day of November, 2006, copy of which is attached hereto as Exhibit D; (ii) the Condominium Regulations, copy of which is attached hereto as Exhibit E, the “Condominium Regulations”) and as modified from time to time; and (iii) the Internal Operation Park Regulations, as published in the Official Diary “La Gaceta” number ninety, of May twelfth, of the year two thousand and eight (the “Operations Regulations”), copies of which are attached hereto as Exhibit E, and are also delivered to the Trustee; (b) the information on each of the Parcels to be recorded with the Public Registry which are attached hereto as Exhibit F, (“Parcel Land Plans”); and (c) the terms and conditions of the Trust Agreement herein executed by and between the Parties. Trustee expressly accepts the transfer of the Properties as Entrusted Properties, subject to the respective Trust provisions. Costs and expenses of the transfer are covered by VOLCANO, and such transfer shall be performed by two Notaries acting jointly (co-notariado). One Notary will be appointed by VOLCANO and the other by CFZ; each party will cover the fees corresponding to their appointed Notary.

IV. GENERAL PURPOSES OF THE TRUST. This Trust (the “Trust”) has been designed to implement the two Phases of the Project already established. Therefore, by virtue of the Trust, the Properties shall be transferred to VOLCANO or back to CFZ, under the following TRUST PROVISIONS:

A.	Creation of the Trust. In consideration of the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

a.	VOLCANO and CFZ have hereby agree to the creation of the Trust to hold title to the Properties (the “Entrusted Properties”) in order to have Trustee grant CFZ all letters of special power of attorney required, in order for CFZ to represent Trustee in all condominium owners meeting’s and ratifications required to vote in favor of the condominium reform that will reallocate the land within the Condominium and result in the creation of the two the Parcels required for the development of the Phases herein defined;

b.	CFZ has transferred in trust to Trustee the Entrusted Properties;

c.	Trustee has accepted the transfer of the Entrusted Properties to the Trust, and agreed to hold such Entrusted Properties subject to the terms of this Trust Agreement;

d.	The Trustee shall hold the Promissory Note in custody until the transfer of the Properties takes place, as per Section J below.

e.	The creation of this Trust by the Parties shall be irrevocable and this Trust Agreement may be terminated only according to the terms and conditions contained herein;

f.	Other than the Trustee, the parties to this Trust are CFZ as trustor and secondary beneficiary; and VOLCANO as main beneficiary; and

g.	The Trust shall be designated as and identified under the name of “CFZ- VOLCANO Guarantee Trust Agreement- I- 2678/2010”.

B.	Purpose of the Trust. The purpose for establishing this Trust is to:

a.	Have Trustee grant CFZ all letters of special powers of attorney required to CFZ, in order for CFZ to represent Trustee in all Condominium Owner’s meetings required to obtain Parcel One and Parcel Two and to execute all documents required in order to duly register the Condominium reform.,

b.	Have the Trustee transfer Parcel One to VOLCANO and Parcel Two back to CFZ upon registration, provided it has received the letter of authorization from CFZ and VOLCANO, both letters granted on this date and included as Exhibit J;

c.	Keep the Entrusted Properties free of any mortgages, liens, encumbrances, attachments, and/or any other rights whether in favor of CFZ, VOLCANO, Trustee or any third party, unless otherwise disclosed herein, and current as to payment of all Condominium dues and any applicable taxes and rates with funds to be contributed by VOLCANO and CFZ;

d.	Grant any letters of powers of attorney necessary, to facilitate the maintenance of the Entrusted Properties and the development of the Project on the Parcels.

e.	Have Trustee hold the Promissory Note in custody until the transfer of the Properties takes place, and deliver the Promissory Note to the corresponding Party as per Section J below.

C.	Future Transfer of the Parcels by Trustee. The Parties have agreed and accepted that the Parcels and Promissory Note shall be transferred by Trustee back to CFZ or directly to VOLCANO, as the case may be, pursuant to Section VII of this Agreement. If the Parcels and Promissory Note are transferred by Trustee to VOLCANO or CFZ, Trustee shall transfer title to the Parcels with the understanding that Trustee is thereby exempted from any warranty liabilities, including, but not limited to, those for hidden defects and related defects pertaining to the Parcels, as well as those related to any construction work conducted thereat, WITH PRIOR INSTRUCTION OF THE PARTIES.

D.	Maintenance of the Entrusted Properties. Trustee shall pay any maintenance costs, land taxes and Condominium dues while the Parcels remain as part of the Trust with funds to be contributed by: a) CFZ for Parcel Two; and b) VOLCANO for Parcel One, or a prorrata portion of such costs while Parcels have not been segregated. If the funds are not received from VOLCANO, CFZ shall be responsible of such payment before Trustee, and may then charge them to VOLCANO. Trustee shall not be liable for any judicial sale of the Parcels as a result of lack of contribution of the above funds. If Parties make any direct payment of any of the above obligations to the corresponding payee, it shall provide Trustee with evidence of such payment within three business days thereof.

E.	Term of the Trust. The term of the Trust Agreement shall be ten years from the date of execution of this Agreement, in as much as such term is necessary for duly performing under this Agreement, unless otherwise expressly agreed in writing by the Parties.

F.	Trustee’s Compensation. The Parties agree that Trustee is entitled to receive an annual fee of two thousand four hundred $2400 dollars, first payable ON THE SAME ACT OF EXECUTION OF THIS TRUST, and then on each anniversary of such date that this Trust Agreement remains in effect. The fee shall be paid by CFZ.

G.	Obligations, Prerogatives and Activities of Trustee. During the term of this Trust Agreement, Trustee shall:

a.	Hold and release, and perform its duties with respect to the Entrusted Parcels in strict accordance with the terms of this Agreement, particularly pertaining to any Trust provisions included herein.

b.	Parties hereby instruct Trustee, to grant CFZ a letter of special power of attorney in order for CFZ to attend all condominium general owners meetings called in order to approve and restructuring of the Condominium, and therefore the Entrusted Properties, and vote in acceptance of such changes, and to execute the corresponding minute of the Condominium general owners meetings, and any other documents required for obtaining such reform, and register it with the Public Registry of Costa Rica.

c.	Upon registration of the Condominium reform, transfer Parcel One to VOLCANO, at the expense of the VOLCANO and notary chosen by VOLCANO, and transfer Parcel Two back to CFZ, at the expense of CFZ.

d.	The Promissory Note will be returned to CFZ only upon execution of Section IV. G. c.

e.

Inform VOLCANO and CFZ on notice received regarding Entrusted Assets. Issue as many special powers of attorney as necessary and required under applicable law to Mr. CARLOS WONG ZÚÑIGA (the “Attorney-in-Fact”), of legal age, married once, economist, with domicile in Granadilla, Curridabat, with identification number one-six hundred and sixty four-nine hundred and eighty nine, in accordance with article one thousand two hundred and fifty six of the Civil Code of Costa Rica, so that the Attorney-in-Fact can, in representation of Trustee as owner in trust of the Entrusted Properties, execute (A) any documents required to apply for, process and obtain (One) any and all construction permits needed from the Municipality of Alajuela for each Phase of the Project, including any permits needed from the Municipality of Alajuela to move land in the Entrusted Properties; (Two) any municipal authorizations (visados) required from the Municipality of Alajuela in connection with the cadastral plans corresponding to the Entrusted Properties; (Three) any other constructions permits and/or authorizations required from other governmental or quasi-governmental agencies of Costa Rica in connection with the Construction Contract and each particular Phase of the Project; (B) any professional services agreements strictly corresponding to the Construction Contract or the Construction Management Agreement, with any person(s) that shall be responsible for such works, all as required by applicable law, including the regulations of the Costa Rican Engineers and Architects Professional Association (Colegio Federado de Ingenieros y Arquitectos de Costa Rica);

(C) any documents required to apply for, process and obtain other permits required to initiate and complete the construction of the Shell (as defined in the Construction Contract), strictly pursuant to the terms and conditions of the Construction Contract; and (D) sign any insurance policy required for the Construction Contract and Construction Services Agreement after VOLCANO’s approval. It is understood that any out-of-the-ordinary permits, authorizations and/or approvals related to the works, which may require specific actions on the part of the Attorney-in-Fact, shall be first consulted with and authorized by VOLCANO so that Trustee may issue the respective special power of attorney. For purposes of this Section, permits, authorizations and/or approvals related to the works provided in items (A) and (B) are not out-of-the-ordinary. Trustee may not exercise any discretionary power on behalf of VOLCANO and/or CFZ, unless expressly authorized under this Agreement.

f.	Hold the Promissory Note in custody and deliver it to the corresponding Party as per Section J below.

H.	Transfer of the Parcels.

a.	Transfer of Parcel One: Parcel One shall be transferred by Trustee to VOLCANO immediately upon its registration under Section VI of this Agreement, provided Trustee receives: (a) a certified copy of the corresponding Construction Contract, as signed by the Parties, for the construction of a Shell building in such Parcel; (b) a copy of a receipt by CFZ of the initial deposit for the Construction Contract; (c) certified copy of the corresponding Construction Management Agreement, as signed by the Parties, for the construction of the build out of the building in such Parcel; and (d) evidence that VOLCANO is a beneficiary of the Free Trade Zone Regime. (e) An authenticate letter of the representatives of CFZ and VOLCANO where they authorize Trustee to transfer Parcel One to VOLCANO, since it has been paid for already, and to transfer Parcel Two back to CFZ, as well as the instructions regarding the Promissory Note, both letters granted on this date and included as Exhibit J.

b.	Transfer of Parcel Two to CFZ: Parcel Two shall be transferred by Trustee to CFZ immediately upon its registration under Section VI of this Agreement.

Parties agree that transfer of the Parcels is not subject to completion of the construction on such Parcels, therefore transfer shall take place immediately after Trustee has confirmed that such Parcels have been duly registered, and that CFZ and VOLCANO shall provide the corresponding transfer deeds for transfer to Trustee.

I.	Delivery of the Parcels and Termination of the Trust Agreement. Once all the Parcels have transferred to the Parties in accordance with this Agreement, Trustee shall thereby be discharged and released from any and all obligations and liability under this Trust Agreement, this Trust Agreement shall terminate, and the Parties shall have no further obligations hereunder other than offering each other the corresponding settlements and releases.

J.	Promissory Note

The Promissory Note has been delivered to Trustee on this date. Trustee shall hold the Promissory Note in custody and return such Promissory Note assigned (endosado) to CFZ, upon execution of the deed of transfer of the Properties, without requirement of any further instructions by any of the Parties. This Guarantee shall secure reimbursement of Parcel One Purchase Price paid by VOLCANO under the following condition: If Parcel One is not properly segregated and transferred to VOLCANO within twenty four months after the execution of the Definitive Agreements CFZ shall reimburse VOLCANO in full the Parcel One Purchase Price. If CFZ fails to make such reimbursement, VOLCANO shall collect such Parcel One Purchase Price through the execution of the Promissory Note that shall be assigned (endosado) by the Trustee or any other means provided by the law. Therefore, Trustee shall assign (endosar) and deliver the Promissory Note to VOLCANO when it has received evidence of fulfillment of all remedies in accordance with the Definitive Agreements, and after all corresponding cure terms have ended. Upon judicial execution of the Promissory Note, VOLCANO may collect the amount equivalent to Parcel One Purchase Price; and, after such collection, (b) the Trust shall be deemed terminated, and Parcel One and all remaining land in trust shall be returned to CFZ as agreed, without VOLCANO having any further rights over such land, the improvements, buildings or constructions made to or in such land, or the corresponding Parcels. In such event, the Parties shall release each other and no further claims or actions may be instituted against the other upon termination of this Agreement and any and all related agreements.

K.

Disputes. In the event of any dispute between VOLCANO and CFZ (a “Dispute”), Trustee shall refuse to comply with any such instruction(s), claim(s) or demand(s) by any of the Parties so long as such disagreement shall continue, and in so refusing Trustee shall not release any of the Parcels, and Trustee shall not make any decision or judgment as to the disposition of the Parcels, or the correctness of any such claim or demand. Trustee shall not be or become liable in any way to VOLCANO or CFZ for its failure or refusal to comply with any demands in case of a Dispute, which shall be notified in writing by either party to the Trustee. Trustee shall be entitled to continue to so refrain from acting until (i) such Dispute has been adjusted by an agreement between the Parties and such agreement is notified to Trustee in writing, by means of a document executed by both VOLCANO and CFZ; or (ii) receiving a final determination regarding the disposition of one, some or all of the Parcels issued by an arbitration tribunal as set forth in Section XIII hereof. Any Party to this Trust Agreement, including, but not limited to Trustee, may, at its sole discretion, initiate arbitration proceedings to achieve a final resolution of a Dispute (without prejudice of Trustee’s right to refrain from doing so as a non-active party to this transaction). In the event of such arbitration proceedings, Trustee shall be held harmless for any and all loss, cost and expense sustained in either filing or participating in any such civil action, with all costs, loss and expenses of such arbitration proceedings being borne by VOLCANO and/or CFZ, as the case may be, including, if available, any other appropriate civil remedy, as the arbitrator, tribunal or court so determines.

L.	Resignation of Trustee. Trustee may resign at any time upon the giving of at least sixty-calendar-day prior written notice to VOLCANO and CFZ. VOLCANO and CFZ shall, with a term of thirty days counted from said notice, issue written instructions executed by VOLCANO and CFZ appointing a Successor Trustee. If Trustee shall not receive such written instructions executed by VOLCANO and CFZ appointing a Successor Trustee within this term, Trustee may presume there is a Dispute and petition an arbitration panel, following the procedure of Section XIII hereof, to appoint a Successor Trustee and, upon such appointment, deliver the Entrusted Properties to such Successor Trustee. Trustee shall be automatically and fully relieved of all liability under this Trust Agreement by any and all Parties upon the transfer of all of the Parcels that remain in the Trust to the Successor Trustee.

M.	Trustee’s Right to Retain Counsel and Duty to Defend. Trustee shall not be required to institute or defend any action or legal process involving any matter referred to herein which in any manner affects its duties or liabilities hereunder, unless Trustee so desires, or unless or only as requested to do so by VOLCANO and CFZ, and then only upon receiving full indemnity in an amount, and of such character, as Trustee shall, at Trustee’s sole discretion reasonably require, against any and all claims, liabilities, judgments, attorney’s fees, and other expenses of every kind in relation thereto. Trustee may, upon advice from counsel act or refrain from acting in respect to any matter referred to in this Agreement, concerning the Trust, in full compliance with said advice of counsel which may be reasonably selected by Trustee (but which in no event shall be the same counsel as is acting for VOLCANO or CFZ) and shall be fully protected in so acting or in refraining from acting upon such advice. Trustee agrees to give prompt notice to the Parties in the event that it is served notice regarding pending legal action in regard to the Entrusted Properties. CFZ and VOLCANO shall be jointly liable for all expenses caused by the defense.

N.	Enforcement. In the event it becomes necessary for any Party to institute arbitration proceedings as a result of the failure of the Parties to comply with this Trust Agreement, the arbitration tribunal shall determine whether the prevailing Party in such arbitration shall recover from the non-prevailing Party all costs and expenses and fees incurred or expended in connection therewith, including, without limitation reasonable attorney’s fees and costs, at all levels.

O.	Liability of Trustee. The Parties hereto understand and agree to the following:

a.	Trustee is acting as a depository and in a ministerial capacity hereunder with the duties herein set forth. It is further agreed that (i) the duties of Trustee are only as herein specifically provided, and (ii) Trustee shall incur no liability whatsoever except for willful misconduct or negligence. VOLCANO and CFZ each release Trustee from any act done or omitted to be done by Trustee in good faith in the performance of its duties hereunder.

b.	Trustee shall not, by act, delay, omission or otherwise, be deemed to have waived any right or remedy it may have either under this Trust or generally, unless such waiver is in writing, and signed by Trustee, and only to the extent expressly therein set forth. A waiver by Trustee under the terms of this Trust shall not be construed as a bar to, or waiver of, the same or any other such right or remedy which it would otherwise have on any other occasion.

c.	Trustee is not a party to, and is not bound by or charged with notice of, any agreement or document out of which the Trust Agreement may arise.

d.	Trustee shall not be responsible for any loss, diminution in value or failure to achieve a greater profit as a result of the transfer of the Parcels remaining in the Trust. Trustee is not responsible for maintaining the value of any investment or providing investment counseling beyond what is strictly established as its obligation under this Agreement.

e.

Upon termination of this Trust Agreement, Trustee shall be released from all responsibilities before the tax authorities by virtue of this Trust and said responsibilities shall be acquired by the then owner(s) of the Parcels. The parties hereby agree that except in the case of willful misconduct or negligence, Trustee will not be held liable for any facts, actions, or omissions of the parties or third parties that may prevent or impair performance of its Duties under this Agreement. Except in the case of willful misconduct or negligence by the Trustee, VOLCANO and CFZ assume complete responsibility for such omissions set forth in the previous sentence and irrevocably release Trustee, its shareholders, parent companies, subsidiaries, branches, affiliates, directors, agents, representatives, personnel, administrators and assigns, from any civil, criminal or administrative liabilities deriving from performance of any duties assigned to Trustee under this Agreement, as well as from any actions taken, whether directly or indirectly, in connection thereto. In addition to that, CFZ and VOLCANO agree to protect and hold harmless

Trustee and keep it free from any liability resulting from legal actions taken against Trustee in connection to this Trust, and to reimburse Trustee for any amounts incurred thereby related to attorney’s fees, judicial costs and any other expenses, in order to defend itself from any complaint, lawsuit, arbitration, charges or claim, whether present or future, filed by third parties, CFZ or VOLCANO, or their respective shareholders, parent companies, subsidiaries, branches, affiliates, directors, agents, representatives, personnel, heirs, curators, administrators, successors and assigns, provided there is no negligence or misconduct of Trustee involved which may imply its being liable therefore. Furthermore, CFZ and VOLCANO shall indemnify Trustee, its shareholders, parent companies, subsidiaries, branches, affiliates, directors, agents, representatives, personnel, administrators and assigns, for any losses, damages or prejudice suffered as a result of this Trust, provided again there is no negligence or misconduct of Trustee involved which may imply their being liable therefore.

P.	Notices and Communications. Each notice, instruction or other demand given or required by any Party hereunder shall be in writing and shall be communicated by personal delivery, fax, e-mail or other such electronic transmission or registered mail, return receipt requested, to the Parties hereto at the addresses indicated herein, or at such other address as any of them may designate by notice and in writing to the other Parties:

a.	CFZ: ZONA FRANCA COYOL SOCIEDAD ANÓNIMA, at the administrative offices of Zona Franca Coyol, located in Zona Franca Coyol, Attention: Carlos Wong; E-Mail: cwong@coyolfreezone.com; Facsimile (five zero six) two two zero nine- five nine six zero

b.	VOLCANO: VOLCARICA, SOCIEDAD ANÓNIMA, at Arias&Muñoz offices in Forum Business Center, Building C, office One C one, Attention: John Dahldorf and Vicente Lines; email: jdahldorf@volcanocorp.com, vlines@ariaslaw.co.cr; Fax: (506) 22047580

c.	Trustee: Banco Improsa, S. A. Attention Jorge Calvo, San José, Barrio ESCALANTE, from the SANTA TERESITA church 300 EAST Y 200 M SOUTH, Tournón, across Periódico la República, Facsimile: (five zero six) two two five seven- four four eight five.

All notices given hereunder shall be effective and deemed received upon personal delivery or confirmed transmission by facsimile and/or e-mail, or if mailed, five calendar days after mailing by the respective Party.

Q.	Severability. If any terms, conditions or provisions of this Trust Agreement or the application thereof to any person or circumstance shall to any extent, be invalid or unenforceable, the remainder of this Trust Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Trust Agreement shall be held valid and be enforced to the fullest extent permitted by law.

R.	Indemnification of Trustee. VOLCANO and CFZ hereby agree to indemnify and hold Trustee harmless from and against any and all claims, liabilities, judgments and legal fees, and other expenses of every kind or nature arising out of this Trust Agreement, other than such claims resulting from the willful misconduct, gross negligence, or breach of fiduciary duty of Trustee.

S.	Termination of the Trust Agreement. This Trust shall be terminated:

a.	Upon transfer of the Parcels to the appropriate party, in accordance with the terms of this Agreement;

b.	Upon expiration of the term of the Trust; or

c.	By express written agreement of the Parties. Any expenses and professional fees to be paid in connection with the termination of the Trust, whatever the case may be, shall be paid in equal parts by CFZ and VOLCANO, unless otherwise provided by an arbitrator pursuant to Section XIII hereof. Each of the Parties shall pay the expenses and legal fees of its own legal counsel.

d.	Provided the RFR and related rights and obligations to the same are independent from the Trust Agreement included herein, CFZ and VOLCANO agree that the RFR will survive the termination of the Trust Agreement.

VI. CONDOMINUM REFORM. Based on the planning of the Project in two phases, the Parties have agreed that the Entrusted Properties shall, as soon as possible:

a.	The Condominium shall be completely restructured, that will include a transformation of the Entrusted Properties into Parcel One, with an area of 25,308 square meters, corresponding to Phase One of the Project, as described in Cadastral Land Map of Parcel One, copy of which is added to this Agreement as Exhibit F-a and Parcel Two, with an area of 32,421 square meters, corresponding to Phase One of the Project, as described in Cadastral Land Map of Parcel One, copy of which is added to this Agreement as Exhibit F-b;

CFZ shall be responsible of providing Trustee all documents necessary to be able to perform all actions given in this section, provided the Parcels are as described herein.

b.	For clarification purposes, Parties hereby acknowledge the original areas of the Properties, and the resulting Parcels and areas of such Parcels as follows:

Filial Lot	Registry Number	Area in Registry	New Parcel	Area
39	2- 68530 F-000	6969.40	Parcel One (37)	25,308
38	2- 68529 F-000	10150.00	Parcel Two (38)	32,421
37	2- 68528 F-000	9456.19
41	2- 68532 F-000	12020.48
42	2- 68533 F-000	10150.00
43	2- 68534 F-000	8949.81
	Total	57695,88	Total	57728,88

VII. TRANSFER PRICE OF THE PARCELS. The transfer price of the Parcels shall be as follows (the “Purchase Price”). In addition, VOLCANO shall pay to CFZ certain amounts of money related to the construction of the Facility on the Properties. The Parties note that VOLCANO has made or will be making, as the case may be, the following payments, which will be applied as follows:

(A) Phase One: US$ 3,046,200 dollars corresponding to full payment for Parcel One (the “Purchase Price for Parcel One”).

(B) Phase Two: not exceed US$ $ 3,902,357 dollars corresponding to full payment for Parcel Two (the “Purchase Price for Parcel Two”) if the RFR is exercised;

(For clarification purposes, the given price of Parcel Two shall be indexed according to the net cost variance between the construction cost, determined by the Price Index for Basic Materials and Supplies of the Construction Industry, Type of Work: Buildings (Índices de Precios de Materiales de Construcción) published by the Costa Rican Construction Chamber (Cámara Costarricense de la Construcción) and the variance in the exchange value of the United States Dollar for buying dollars, in accordance with the Central Bank of Costa Rica (Banco Central de Costa Rica) (the “Subsequent Phase Construction Contract Requirement”).

IX. REPRESENTATIONS AND WARRANTIES BY CFZ. Based on the above, CFZ hereby represents and warrants the following to VOLCANO and Trustee, up to this date and during all the time required for the complete performance of those sale covenants and obligations assumed by CFZ in connection with the Parcels that are herein indicated, unless otherwise provided herein, even if such time exceeds the term of the Trust:

A.	That it has the right, ability and authority to agree to and execute the terms and conditions of this Agreement without requiring the approval or consent of any other party or authority;

B.	That it is the sole owner of the Properties as of the date hereof, possessing them in good faith, in a legal, public, continuous and peaceful manner, without defects, except for the Condominium modification disclosed herein, as owner under titles which have been and remain so validly registered with the Public Registry;

C.	That to its knowledge there are no conditions, visible or concealed, that will in any way impair the construction, operation or use of the Facilities as contemplated by VOLCANO;

D.	That the Properties are current as to the payment of any and all applicable municipal and Properties taxes, condominium dues and/or any applicable contributions, fee, charges or assessments that might apply to the Properties or might become due from the owner of the Properties, unless such fees, dues, or similar are the responsibility of VOLCANO in accordance with the present Agreement;

E.	That the Properties are free and clear of any third party occupancy and/or possession rights except for the Construction Contract and Construction Services Agreement;

F.	That the Properties have individual and full access to the roads and utilities of the Condominium; That to its knowledge there is no legal or factual basis for any present or future action, process, hearing, charge, complaint, claim or lawsuit pertaining to or against the Properties that could create an obligation or liability with respect to such Properties;

G.	That CFZ, after reasonable investigation, has not received notice of pending investigations, inquiries, processes, actions or litigation, or any indications that there has been a threat to start any such investigations, inquiries, processes, actions or litigation, that might affect the free and clear status of Properties before any court or government ministry, agency, commission, board or entity;

H.	That CFZ has settled and/or paid any and all labor and/or contractor related obligations deriving from activities taking place in connection with the Properties up to this date, and for which CFZ may be liable in any way and which may affect the free and clear status of the Properties;

I.	That CFZ has not reached nor executed any settlement or arrangement of any sort with any third party that may affect or impair its rights to dispose of the Properties through free and clear titles, including but not limited to mortgages, liens or encumbrances of any sort, or options or promises for the sale of the Properties;

J.	That the Properties is free of leases, rentals, and use, dwelling or usufruct rights in favor of third parties;

K.	That no court or governmental, regulatory authority, condominium association, or other governing body have enacted or issued any judgment, injunction, statute, rule, regulation or other order which would prohibit the consummation of this transaction or performance thereof (including free use of the Properties) as intended by VOLCANO and is known to CFZ, or limit the current value of the Properties to VOLCANO;

L.	That CFZ will receive all necessary governmental approvals for the implementation of the Proposed Transaction including, without limiting the generality of the foregoing, all required zoning approvals, all Shell permits, and all necessary environmental approvals required so that CFZ may build a Shell for VOLCANO under the terms and conditions of the Construction Contract;

M.	That the Properties are, as of the date of execution of this Agreement, and will be as of the date of implementations of each phase of the Project, in compliance with all Environmental Laws and that there are no Hazardous Materials at, on or under the Properties (the words “Environmental Law” shall mean and include any and all environmental regulations applicable in Costa Rica at any time during the term of the Trust; on the other hand, the words “Hazardous Materials” shall mean any material or substance which is defined or becomes defined as “hazardous substance,” “hazardous waste”, “toxic substance,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under the Environmental Law);

N.	That CFZ agrees to make its best efforts to help VOLCANO with any governmental or condominium proceedings at any level related to the Properties and the Project envisioned by VOLCANO under the Proposed Transaction;

O.	That this Agreement constitutes a binding and valid agreement for CFZ, which is enforceable in accordance with its own terms; and

X. REPRESENTATIONS AND WARRANTIES BY TRUSTEE. Trustee represents and warrants the following to CFZ and VOLCANO:

A.	That Trustee has the right, ability and authority to agree to and execute the terms and conditions of this Agreement without requiring the approval or consent of any other party or authority;

B.	That it is not a party to, nor bound by, nor required to give consideration under, the terms and provisions of any other agreements or undertakings between VOLCANO and CFZ, or either one of them and any third parties; and

C.	That this Agreement constitutes a binding and valid agreement for Trustee, which may be enforceable by its own terms.

XI. REPRESENTATIONS AND WARRANTIES BY VOLCANO. VOLCANO hereby represents and warrants the following to CFZ and Trustee:

A.	That VOLCANO has the right, ability and authority to agree to and execute the terms and conditions of this Agreement without requiring the approval or consent of any other party or authority; and

B.	That VOLCANO will receive all necessary governmental approvals for the implementation of the Proposed Transaction including, without limiting the generality of the foregoing, (i) all required approvals to operate as a beneficiary of the Free Trade Zone Regime; and, (ii) all zoning approvals, all required construction permits and all necessary environmental authorizations so that VOLCANO may build and operate its Facilities;

C.

That VOLCANO is willing and bound to comply with and fulfill, prior to and after the transfer of the Parcels, the following conditions, which will extend to any and all successors or assigns, and VOLCANO accepts and commits it will not transfer, assign or lease the Parcels to a third party that has not committed to these obligations, conditions and prohibitions as well: (i) VOLCANO accepts, commits itself and warrants that it will not use or allow third parties to use the Parcels for any illegal activity or for sports-booking or gambling activities, manufacture of arms or parts thereof, or tobacco products; (ii) VOLCANO accepts, commits itself and warrants that it will bind itself, respect, comply and execute all of the terms, conditions and requirements contained in the Park Regulations, as approved by the Free Trade Zone authorities of Costa Rica, as well as the Condominiums Regulations, including the obligation to pay Condominium fees; (iii) VOLCANO accepts, commits itself and warrants that it will comply at all times with all Free Trade Zone regulations applicable in Costa Rica, as well as all laws and regulations applicable in the such country, and that in case of non-compliance it shall indemnify CFZ and Park Administrator for any damages, sanctions or losses suffered due to such non-compliance; (iv) VOLCANO also warrants, accepts, commits itself not to carry out, within the Properties, any type of activity that produces disturbing noises, foul odors or disturbs the peace and quietness of other occupants of the Park or its neighbors, or produces emanations of any kind in violation of Environmental Law; (v) VOLCANO also warrants, accepts, commits itself not store Hazardous Materials, unless such Hazardous Materials are used in its manufacturing operations in which case it will take all necessary precautions to protect the Properties, the Park and its occupants, for which it will be solely responsible. In these cases, VOLCANO must communicate in writing such circumstance to the Park Administrator, and provide them with a detailed list of such Hazardous Materials. The substances, materials, or chemicals should be properly stored in accordance with the applicable Legal Requirements; and,

D.	That this Agreement constitutes a binding and valid agreement for VOLCANO, which may be enforceable in its own terms.

XII. MISCELLANEOUS PROVISIONS.

A.	Counterparts. This Agreement shall be executed as one original, but several Notarial Certificates (one for each Party) shall be issued, all to be considered an original, and such counterparts shall constitute and be one and the same Agreement.

B.	Headings. The headings of the paragraphs and sections of this Agreement are for convenience of the Parties as reference only and shall not be construed as defining or limiting the scope of any provisions hereof.

C.	Persons Authorized to Act on Behalf of the Parties. The following individuals are the only ones authorized to bind the Parties hereto: (i) CFZ: André Garnier Kruse, Alvaro Carballo Pinto, Philippe Garnier Diez, and Jorge Monge Agüero, having to act at least two of them jointly; (ii) VOLCANO: VOLCANO’s CFO currently John Dahldorf; and (C) Trustee: Jorge Calvo.

D.	Complete Agreement Among the Parties. This Agreement represents the entire agreement between and among CFZ, VOLCANO and Trustee with respect to transactions herein contemplated and shall be binding upon the Parties, their respective successors and assigns.

E.	Amendments. This Trust Agreement may not be modified or amended in any manner other than by written agreement and/or amendment executed by all Parties hereto through their duly authorized representatives.

F.	Indemnity. In accordance with article one thousand forty five of the Civil Code, each Party (the “Breaching Party”) agrees to indemnify and hold harmless the other Parties from any loss (including reasonable attorneys fees and other out of pocket costs), damage or liability attributable to or derived from a breach of the agreements contained in this Agreement by the Breaching Party, provided, however, that neither Party shall be responsible to the others for any consequential damages or loss of profits related to the breach.

G.	Wire Transfer: Both Parties agree Volcano shall make good payment of its obligations under this Agreement upon issuance and delivery of a wire transfer instruction in accordance with Exhibit I. Furthermore they acknowledge that accreditation of funds in the bank account established in the wire transfer instruction is subject to process by the issuing bank, the receiving bank and any intermediary. Payment shall be formally received upon accreditation of the funds in accordance with the wire transfer instructions established in Exhibit I. CFZ reserves the right to terminate the agreements, without further liability if payment is not accredited within a period of time reasonable for international fund transfers in the market. In such case, the Entrusted Assets will be returned to CFZ.

XIII. GOVERNING LAW AND DISPUTE RESOLUTION.

(A)	Governing Law. All transactions set forth in this Agreement shall be governed and interpreted in accordance with the laws of Costa Rica, excluding its conflict of law provisions. The laws of Costa Rica shall apply, regardless of the domicile of the Parties.

(B)

Arbitration. Any controversy or claim arising out of or relating to the agreements contained in this instrument, or the breach thereof, shall be determined by arbitration and not by a court. The arbitration shall be administered by the Conciliation and Arbitration Chamber of the Costa Rican Chamber of Commerce. All rules of the Conciliation and Arbitration Chamber of the Costa Rican Chamber of Commerce shall apply to the arbitration. The number of arbitrators shall be three. The claimant shall appoint one arbitrator in its statement of claim; the respondent shall appoint one arbitrator in its statement of defense; and the third arbitrator, who shall act as the presiding arbitrator, shall be jointly appointed by the two parties within thirty calendar days after the appointment of the second arbitrator. If any arbitrators are not appointed within these time periods, the Conciliation and Arbitration Chamber shall make the appointments. The place of arbitration shall be San José, Costa Rica. The language of the arbitration shall be English. Any award shall be made payable in United States Dollars, free of any tax or any other deduction. In the event that monetary damages are awarded, the award shall include interest, running from the date of default to the date of payment of the award in full. The arbitrators are authorized to include in their award an allocation to any party of such costs and expenses, including attorneys’ fees, as the arbitrators shall deem reasonable. Judgment upon any award(s) rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

XIV. GOVERNING DOCUMENT

The Parties recognize and accept that they have executed a Spanish version of this Agreement. The English version shall be the controlling version for all purposes. The Trustee shall not be liable or responsible for acts or omissions caused due to differences between both documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized agent(s) the day and year first above written.

Volcarica, S.R.L.
Date:	September 23, 2010
Place:	San Diego, CA

Name:	John Dahldorf

/s/ John Dahldorf
Signature

Zona Franca Coyol, S. A.
Date:	September 23, 2010
Place:	San José

Name:	Andre Garnier	Name:	Jorge Monge

	/s/ Andre Garnier		/s/ Jorge Monge
	Signature		Signature

Banco Improsa, S. A.
Date:	September 23, 2010
Place:	San José

Name:	Jorge Calvo
/s/ Jorge Calvo
Signature

LIST OF EXHIBITS*

Exhibit A	Notarial Statements:

(a) CFZ

(b) VOLCANO

(c) Trustee

Exhibit B	Properties

Exhibit C	(a) Construction Contract

(b) Construction Management Agreement to be provided on September 23, 2010

Exhibit D	PROCOMER Executive Resolution No. 252-2006

Exhibit E	(a) Condominium Regulations (Book 575, Entry 88620, Consecutive 01, Registration number 3-109-533883)

(b) Park Regulations (La Gaceta N° 90, May 12th, 2008)

Exhibit F	Parcel Land Plans.

(a) Land Map of Parcel One.

(b) Land Map of Parcel Two

Exhibit G	Condominium Survey

Exhibit H	Draft of Condominium Reform

Exhibit I	Wire transfer information

Exhibit J	Letters Authorizing the transfer of Parcel One, Parcel Two and Promissory Note

*	All schedules or similar attachments to the Trust, Land Purchase and Right of First Refusal to Purchase Agreement have been omitted as permitted by SEC rules. Copies of such schedules or similar attachments will be furnished supplementally to the SEC upon request.